Exhibit 21.1
SUBSIDIARIES

Name Under Which Subsidiary Is Doing
Name of Subsidiary	State of Incorporation	Business

Isis Tele-Communications, Inc.	Delaware	Isis Tele-Communications, Inc.
SafeStitch LLC	Virginia	SafeStitch LLC